Exhibit 99.1

SONIC AUTOMOTIVE ANNOUNCES CONCURRENT OFFERINGS OF CLASS A COMMON STOCK AND CONVERTIBLE SENIOR NOTES

Charlotte, NC – September 14, 2009 – Sonic Automotive, Inc. (NYSE: SAH) today announced a public offering of Class A common stock and convertible senior notes.

Sonic Automotive intends to offer approximately 9,000,000 shares of its Class A common stock in an underwritten registered public offering. In connection with this offering, Sonic Automotive intends to grant the underwriters a 30-day option to purchase an additional 1,350,000 shares of common stock to cover over allotments.

In conjunction with the common stock offering, Sonic Automotive intends to offer approximately $125,000,000 aggregate principal amount of convertible senior notes due 2029 in an underwritten registered public offering. In connection with this offering, Sonic Automotive intends to grant the underwriters a 30-day option to purchase up to an additional $18,750,000 aggregate principal amount of the convertible senior notes to cover over allotments. The convertible senior notes will be convertible, under certain circumstances, into cash, shares of Sonic Automotive Class A common stock, or a combination of cash and shares, at the option of Sonic Automotive. The offering price, interest rate, conversion price and other terms of the convertible senior notes will be determined by Sonic Automotive and the underwriters.

The closing of the underwritten convertible notes offering and underwritten offering of common stock will not be contingent on each other.

Sonic Automotive intends to use the net proceeds from these offerings to repay all or a portion of the principal amount outstanding on its 4.25% Convertible Senior Subordinated Notes due 2015 (which the holders can put to Sonic Automotive in November 2010) and its 6.00% Convertible Senior Subordinated Notes due 2012. If Sonic Automotive is unable to repay these notes, it will use proceeds from the offerings to repay outstanding amounts under its credit facility.

J.P. Morgan Securities Inc. and BofA Merrill Lynch are acting as joint book-running managers for the offerings. Wells Fargo Securities, Moelis & Company and Stephens, Inc. are acting as co-managers for the offerings.

Sonic Automotive has filed a registration statement (including a prospectus and related preliminary prospectus supplements for each of the common stock and convertible senior notes offerings) with the U.S. Securities and Exchange Commission (SEC) for the offerings to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement and the accompanying prospectus for more complete information about Sonic Automotive and these offerings. You may get these documents for free by visiting IDEA on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, Attention: Prospectus Library or BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080.

This release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Sonic Automotive

Sonic Automotive, Inc., a Fortune 300 company based in Charlotte, N.C., is the nation’s third-largest automotive retailer, operating 153 franchises.

Included herein are forward-looking statements pertaining to completion of the proposed transactions on the terms described above. There are many factors that affect management’s views about future events and trends of Sonic’s business. These factors involve risks and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and risk factors described in Exhibit 99.1 to Sonic’s Current Report on Form 8-K furnished on August 21, 2009 and in its other filings with the Securities and Exchange Commission. Sonic does not undertake any obligation to update forward-looking information.